FORM 8-A


                       Securities and Exchange Commission
                            Washington, D.C.  20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       BORG-WARNER AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)



                  Delaware                          13-3404508
         (State of incorporation               (I.R.S. Employer
          or organization)                    Identification No.)


         200 South Michigan Avenue, Chicago, Illinois    60604
         (Address of principal executive offices)     (Zip Code)


         Securities to be registered pursuant to Section 12(b) of the
         Act:

              Title of each class        Name of each exchange on
              to be so registered        which each class is to be
                                                 registered

                % Senior Notes due 2006  New York Stock Exchange, Inc.


         Securities to be registered pursuant to Section 12(g) of the
         Act:

                                      None







                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


         Item 1.   Description of Registrant's Securities to be
                   Registered

                   A description of the Registrant's   % Senior Notes
         due 2006 to be registered hereby is contained in the "De-scription of the Notes" set forth in the final prospectus to be filed in connection with the Registrant's Registration Statement on Form S-3, Registration No. 333-14717, pursuant to Rule 424(b) of the Securities Act of 1933, as amended, and such description is incorporated herein by this reference.

         Item 2.   Exhibits

                   1. Form of Indenture between the Registrant and The First National Bank of Chicago, as
                        Trustee, relating to the    % Senior Notes due
                        2006, including the form of Note attached as Exhibit A thereto (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-3, No. 333-14717).







                                   SIGNATURE


                   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    BORG-WARNER AUTOMOTIVE, INC.


         Date:  October 28, 1996    By /s/ Robin J. Adams
                                       Robin J. Adams
                                       Vice President and
                                       Treasurer